Exhibit 99.1

United Fire Group, Inc. reports on annual meeting of shareholders
Director elections to the board of directors announced

Director elections to the board of directors
CEDAR RAPIDS, IOWA, May 21, 2025 – United Fire Group, Inc. (UFG) (Nasdaq: UFCS) announced today that its shareholders elected three Class B directors to its 11-member board of directors at the 2025 annual meeting of shareholders held on May 21, 2025.
The following individuals were each elected as Class B directors to serve three-year terms expiring in 2028:
•John-Paul Besong, retired chief information officer executive.
•Matthew R. Foran, co-founder and president of Stoic Lane, Inc.
•James W. Noyce, retired insurance and financial services executive.

In other official business, shareholders:
•Ratified the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for 2025.
•Approved, on an advisory basis, the compensation of the company's named executive officers.

About UFG
Founded in 1946 as United Fire & Casualty Company, UFG, through its insurance company subsidiaries, is engaged in the business of writing property and casualty insurance. The company is licensed as a property and casualty insurer in 50 states and the District of Columbia, and is represented by approximately 1,000 independent agencies. AM Best assigns a rating of "A-" (Excellent) for members of the United Fire & Casualty Group. For more information about UFG, visit www.ufginsurance.com.

Contact:

Investor relations
Email: ir@unitedfiregroup.com

Media inquiries
Email: news@unitedfiregroup.com